OPERATING AGREEMENT

OF

GENERAL AUTOMOTIVE ADVANCED TECHNOLOGY GROUP, LLC

As of July 15, 2008

THE MEMBERSHIP INTERESTS CREATED BY THIS OPERATING AGREEMENT ARE NOT INTENDED TO CONSTITUTE SECURITIES.  TO THE EXTENT THESE MEMBERSHIP INTERESTS ARE CONSTRUED TO BE SECURITIES, THEN SUCH SECURITIES REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS OPERATING AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS.

OPERATING AGREEMENT

OF

GENERAL AUTOMOTIVE ADVANCED TECHNOLOGY GROUP, LLC

In accordance with the Florida Limited Liability Company Act and subject to the Articles of Organization, which were filed on July 15, 2008, with the Florida Department of State, General Automotive Company, a Nevada corporation (the “GAC Member”), and SenCer Inc., a New York corporation (the “SenCer Member”), as initial Members and such other persons or entities who from time to time are signatories hereto (collectively, the “Members”), adopt the following Operating Agreement (the “Agreement”) regarding the conduct of the business and affairs of General Automotive Advanced Technology Group, LLC, a Florida limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the initial Members named above authorized A.G.C. Co., as its authorized representative, to form the Company as a limited liability company under the Florida Limited Liability Company Act on July 15, 2008; and

WHEREAS, the initial Members desire to adopt an Operating Agreement in order to set forth the regulations, terms and conditions under which the Company will be operated.

NOW, THEREFORE, set forth below are the terms and conditions of the operation of the Company.

ARTICLE I - DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.

1.1 Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Act” means the Florida Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) decrease such deficit by any amounts which such Member is obligated or deemed obligated to restore pursuant to this Agreement or the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) increase such deficit by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with an entity (the term “control” for purposes of this definition meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an entity).

“Agreement” means this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Articles of Organization” means the Articles of Organization of the Company as filed with the Secretary of State of Florida, as the same may be amended or restated from time to time.

“Bankrupt Member” means any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s or of all or any substantial part of the Member’s properties; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and sixty (60) days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and sixty (60) days have expired without the appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Business” means the business, directly or indirectly, in whole or in part, as more particularly described in Section 2.3 hereof.

“Business Day” means any day on which banks are open for business in Orlando, Florida.

“Capital Account” means, with respect to any Member, the separate “book” account which the Company shall establish and maintain for each Member in accordance with Section 704(b) of the Code and Regulation Section 1.704-1(b)(2)(iv) and such other provisions of Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of the Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Regulation Section 1.704-1(b)(2)(iv), and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

                “Capital Contribution” means, with respect to each Member, the amount of money or property contributed to the Company by such Member from time to time.

“Change of Control Transaction” means any of the following: (i) any liquidation, dissolution or winding up of the Company, (ii) any sale, lease or other disposition of the Company of all or substantially all of its assets, (iii) any merger, consolidation, equity exchange, reorganization or other similar transaction or series of transactions in which the Members immediately prior to such event beneficially own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event, (iv) any purchase or purchases by any person or persons of Membership Interests (either through a negotiated Membership Interest purchase or a tender for such Membership Interests), the effect of which is that the Members immediately prior to such event beneficially own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event.

“Code” means the Internal Revenue Code of 1986, as amended, or any replacement or successor law thereto.

“Company Minimum Gain” has the meaning ascribed to partnership minimum gain in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Defaulted Member” means a Member who has no right to vote with respect to any Company matter, including, without limitation, Major Decisions, except as expressly provided for herein or by law.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period in accordance with the depreciation method elected by the Company with respect to such asset, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such year or other period bears to such beginning adjusted tax basis or as otherwise required under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations, or, in the reasonable discretion of the Managing Member, as otherwise permitted thereunder.

“Designated Person”  means, for any Membership Interest held by an Entity, the person designated as such by the board of directors (or similar governing body) of such Entity pursuant to certified resolutions delivered to the Company, and a Designated Person may be changed only by a subsequent certified resolutions delivered to the Company.  Joe DeFrancisci is the initial Designated Person with respect to the Membership Interest held by the GAC Member.  David Burt is the initial Designated Person with respect to the Membership Interest held by the SenCer Member.

“Distributable Cash” means, with respect to any Fiscal Year or other applicable period, the excess, if any, as determined by the Managing Member, of (a) all cash of the Company from all sources for such period, including, without limitation, receipts from operations, contributions of capital by the Members, proceeds of borrowing or from the issuance of securities by the Company, deposits and all other Company cash sources and all Company cash reserves on hand at the beginning of such period over (b) all cash expenses and capital expenditures of the Company for such period, all payments of principal and interest on account of Company indebtedness, and such cash reserves as the Managing Member deems necessary for any Company needs (or those mandated by law, contract or the Company’s debt instruments).

“Entity”  means any corporation, partnership (general, limited or other), limited liability company, company, trust, business trust, cooperative or association.

“Event of Bankruptcy” means any event that causes a Member to be deemed a Bankrupt Member.

“Financial Statements” means, for any Fiscal Year, the financial statements (consisting of a balance sheet, statement of operations, statement of Members’ equity and statement of cash flows) of the Company.  The Financial Statements shall be prepared in accordance with U.S. generally accepted accounting principles or such other methodology, consistently applied, as determined by the Managing Member, and shall be consistent with the books and records of the Company.

“Fiscal Year” means the twelve-month period ending on December 31 of each year or such other fiscal year as the Managing Member may select in its reasonable discretion from time to time in accordance with the Code and the Regulations.

“Gross Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) The Gross Asset Value of any asset contributed by a Member to the Company shall, as of the date of such contribution and subject to further adjustment as herein provided, be the gross fair market value of such asset, as reasonably determined by the Managing Member or otherwise agreed upon by the Managing Member and the contributing Member.

(b) The Gross Asset Values of all Company assets (including assets contributed to the Company) shall be adjusted to equal their respective gross fair market values, as reasonably determined by a Super Majority in Interest, as of each of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property or cash in consideration of the redemption, or partial redemption, of the Membership Interest of the Member or Members to whom such distribution shall be made if, in connection therewith, the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the Managing Member.

(d) The Gross Asset Value of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted to the extent the Managing Member determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Liquidating Trustee” means such Person as is selected at the time of dissolution by a Super Majority in Interest, which Person may include an Affiliate of any Member.  The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Company.

“Managing Member” means the GAC Member, as appointed in Section 7.1 of this Agreement, or its successor as appointed in Section 7.2 of this Agreement.

“Member Nonrecourse Debt” has the meaning ascribed to partner nonrecourse debt in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt was treated as a Nonrecourse Liability, determined in accordance with Regulation Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” has the meaning ascribed to partner nonrecourse deductions in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Members” means the Persons named in the preamble to this Agreement who have been admitted to the Company in accordance with this Agreement and other Persons who are admitted to the Company as Members and have become signatories hereto from time to time, all of whom are listed on Exhibit A attached hereto and incorporated herein by reference, as the same shall be amended from time to time.

“Membership Interest” means a Member’s entire interest in the Company, which shall entitle the Member to (a) an interest in the Net Income, Net Loss, Distributable Cash, and net proceeds of liquidation of the Company, as set forth herein; (b) any right to vote as set forth herein or as required under the Act; and (c) any right to participate in the management of the Company as set forth herein or as required under the Act.  A Membership Interest is personal property and a Member shall have no interest in the specific assets or property of the Company.

                “Membership Percentage” means, with respect to each Member, such Member’s percentage ownership interest in the Company set forth on Exhibit A attached hereto, as may be amended or adjusted from time to time.

“Minimum Gain” shall mean the minimum gain, determined by computing, with respect to each non-recourse liability, the amount of gain (of whatever character), if any, that would be realized if the Company disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed.  Minimum Gain shall be computed in all respects in conformity with the Regulations.  Without limiting the generality of the foregoing, all definitions relevant for Minimum Gain purposes shall have the meaning ascribed thereto in, or for purposes of, the Regulations.

“Net Income” or “Net Loss” shall mean the income or loss for federal income tax purposes determined as of the close of the Company’s Fiscal Year or as of such other time as may be required by this Agreement or the Code, as well as, where the context requires, related federal tax items such as tax preferences and credits, appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes, and also adjusted as follows:

(a) Any income that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss.

(b) Any expenditures described in Section 705(a)(2)(B) of the Code, or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss.

(c) In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.

(d) Gain or loss during any Fiscal Year on account of the sale, exchange, condemnation or other disposition of any assets, as determined in accordance with Section 1001 of the Code (or, where applicable, Section 453 of the Code), appropriately adjusted, however, with respect to final determination of the foregoing for federal income tax purposes, and also adjusted as follows:

(i) In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as though the same constituted gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss under the provisions of this Agreement.

(ii) gain or loss, if any, resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

                “Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Person” means any natural person or Entity.

“Regulation” or “Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

“Restricted Business” means any business based on, directly or indirectly, the ceramic composite technology for any and all transportation applications using the UltraTemp products, including gas sensors, fuel cell stacks and components, heat and gas distribution products, excluding (Ref 2.10 i) plastic welding for automotive components, and operational capabilities related thereto.

“Super Majority In Interest” means Members collectively holding seventy percent (70%) or more of the Membership Percentage, not including the Membership Percentage of Defaulted Members.

“Tax Distribution” means a distribution by the Company of Distributable Cash to the Members which is designed to estimate such Member’s respective tax liability with respect to such Member’s Membership Interest for the applicable time period.  Each Tax Distribution shall be in an amount presently equal to an assumed aggregate Federal and state income tax liability of 40% of the cumulative taxable income (after taking account of allocated tax losses and deductions for any prior periods subsequent to the last Tax Distribution) allocated (or estimated to be allocated if not determined at such time) to such Member since the last Tax Distribution to such Member.  In the event that the highest federal income tax rate tax for individuals is changed from 35%, the assumed rate above shall be likewise adjusted to reflect the change to such modified maximum federal tax rate (rounded up to the next whole percentage).  All such Tax Distributions shall be determined and made without regard to any available or applied tax credits and otherwise without regard to the tax status, profile or other actual tax liability of the Members.

“Transfer” means assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate, or grant an option or contractual agreement to do any of the foregoing, but shall not include any transfer to a legal representative or successor trustee.

“Unreturned Capital Contribution” shall mean with respect to each Member the Capital Contributions made from time to time to the Company by such Member, reduced by any distributions previously made to such Member pursuant to Section 5.1(b)(i).  If at any time during the term of the Company, the “Unreturned Capital Contribution” of any Member shall have been reduced to zero, “Unreturned Capital Contributions” thereafter shall be calculated with respect to such Member only by considering such Member’s subsequent Capital Contributions and subsequent distributions pursuant to Section 5.1(b)(i).

1.2 Other Defined Terms.  Capitalized terms not defined in Section 1.1 shall have the meanings set forth in the other sections of this Agreement.

1.3 References.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this Agreement.  Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II- ORGANIZATION

2.1 Organization of Company.  Effective as of July 15, 2008, the date of the filing of the Articles of Organization with the Secretary of State of the State of Florida, the initial Members named in the preamble to this Agreement formed the Company as a limited liability company.  From the date hereof forward, the Company is to be governed by the terms hereof.  Except as provided herein or in the Articles of Organization, the rights and obligations of the Members are as provided under the Act.

2.2 Name.  The name of the Company is “General Automotive Advanced Technology Group, LLC” or such other name as may be selected by the Managing Member.

2.3 Purpose and Powers.  The purpose of the Company is to exercise all of the powers granted to a limited liability company under the laws of the State of Florida, including, without limitation, the powers specifically enumerated in Section 608.404 of the Act, subject to the terms and conditions of this Agreement (the “Business”).

2.4 Principal Office.  The location of the Company’s principal office is 5422 Carrier Drive, Suite 309, Orlando, Florida 32819, or such other place as may be selected by the Managing Member.

2.5 Registered Agent and Registered Office.  The statutory agent for service of process and the registered office of the Company in the State of Florida shall be A.G.C. Co., 200 S. Orange Avenue, Suite 2300, Orlando, Florida 32801, or such other statutory agent and registered office as the Managing Member may determine from time to time.  All notices shall be forwarded to the Members.

2.6 Members.  The Members named in the preamble to this Agreement have been admitted to the Company as initial Members.  The names and mailing addresses of the Members are set forth in Exhibit A attached hereto and incorporated herein by reference, as the same may be amended from time to time.  The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of Membership Interests to receive distributions, and to vote or take other action as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of Membership Interests, and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interests on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provide by the laws of the State of Florida.

2.7 Limited Liability.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture under any state law, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes (for which the Members do intend to be taxed as a “partnership”), and that this Agreement not be construed to suggest otherwise. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

2.8 Scope of Members’ Authority.  Unless otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or assume any obligations or responsibility on behalf of the Company or any other Member.  Nothing contained herein shall constitute the Members as partners with one another in any matter (other than for federal income tax purposes) or render any of them liable for the debts or obligations of any other Member.

2.9 SenCer Member Services.

(a)           Services.  For as long as SenCer Member is a Member of the Company, SenCer Member shall provide the following services for the benefit of and on behalf of the Company (collectively, the “Services”):

(i)           design and develop applications and prototype products for clients of the Company;

(ii)           provide technical support to marketing and commercialization efforts of GAC Member;

(iii)           provide scale-up and manufacturing design services; and

(iv)           such other services as agreed by SenCer Member and the Managing Member from time to time.

At all times that the Services are provided by SenCer Member, David Burt shall be required to directly and actively participate in the provision of the Services, including, without limitation, undertaking a supervisory role with respect to such Services.  In the event David Burt shall terminate his relationship with SenCer Member, die, become incapacitated or otherwise cannot, will not or does not fulfill the obligations set forth above, then SenCer Member shall have thirty (30) days to engage a replacement who is acceptable in GAC Member’s sole and absolute discretion; and the failure to do so shall constitute a Default (as defined in Section 9.5 hereof).  David Burt and any replacement will also be required to execute and deliver a non-disclosure/non-competition/non-solicitation agreement in form and substance acceptable to the Managing Member on or before the Viability Confirmation Date (as defined below) in the case of David Burt, and on or before his engagement begins in the case of a replacement.

(b)           Expenses.  The Company shall reimburse SenCer Member for reasonable out-of-pocket costs and expenses actually incurred by SenCer Member in the course of performing the Services; provided, that (i) such costs and expenses were provided for in an operating budget approved by the Managing Member, or (ii) SenCer Member shall have obtained the approval of the Managing Member prior to incurring such costs and expenses.  SenCer Member shall provide any and all documentation required by the Managing Member in connection with any reimbursable expenses incurred.  The Managing Member shall determine the reasonableness of the expenses incurred in its sole discretion.

(c)           Ownership of Work Product.

(i)           SenCer Member agrees that all works of authorship and materials (hereinafter “materials”) and ideas generated or developed by SenCer Member (whether solely or jointly with others) in performing Services under this Agreement or contributed or furnished by SenCer Member to the Company, and any intellectual property rights therein, shall be and remain the property of the Company.  SenCer Member specifically agrees that all copyrightable materials generated or developed in performing Services under this Agreement shall, upon creation, be owned exclusively by the Company.  To the extent that any such materials, under applicable law, may not be considered to be owned exclusively by the Company, SenCer Member hereby assigns to the Company the worldwide ownership of copyright in such materials, in any and all media and forms of expression now known or hereafter devised, without the necessity of any further consideration, and the Company shall be entitled to obtain and hold in its own name all copyrights in respect of such materials.

(ii)           If and to the extent SenCer Member may, under applicable law, be entitled to claim any ownership interest in any materials and ideas generated or developed by SenCer Member (whether solely or jointly with others) in performing Services under this Agreement, SenCer Member hereby transfers, grants, conveys, assigns, and relinquishes exclusively to the Company all of SenCer Member’s worldwide right, title, and interest in and to such materials and ideas, in any and all media and forms of expression now known or hereafter devised, under patent, copyright, trade secret, and trademark and any other law, in perpetuity or for the longest period otherwise permitted by law.

(iii)           SenCer Member shall perform any acts that may be deemed necessary or desirable by the Company to evidence more fully transfer of ownership of all materials, ideas and Company Proprietary Rights (defined herein) designated under this Section 2.9(c) to the Company to the fullest extent possible, including, but not limited to, the making of further written assignments in a form determined by the Managing Member.

(iv)           The Members acknowledge and agree that:  (i) as between any Member on the one hand, and the Company on the other, the Company owns all worldwide right, title and interest in and to any and all products and services of the Company (including, without limitation, all prototypes and other products produced by the Company or by a Member on behalf of or for the use or benefit of the Company (whether solely or jointly with others)), the core systems and other technology owned, licensed or used by the Company, any and all materials and content provided by the Company to a Member in connection with this Agreement, any and all trademarks and trademark applications, service marks and service mark applications, trade names, logos, copyrights and copyright applications, and patents and patent applications owned or licensed by the Company, any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, plans, specifications, trade secrets, know-how, standards, documentation, applications, programs, methods, techniques, formulae, protocols, analyses, information and data in any form developed by the Company or by a Member on behalf of or for the use or benefit of the Company (whether solely or jointly with others), any and all improvements, updates, upgrades, modifications and additions to, based upon or derived from the foregoing developed by the Company or by a Member on behalf of or for the use or benefit of the Company (whether solely or jointly with others), and all associated intellectual property relating to or in connection with the foregoing (the “Company Proprietary Rights”); (ii) nothing in this Agreement shall confer in any Member any license or right of ownership in the Company Proprietary Rights; and (iii) no Member shall now or in the future contest the Company’s ownership of the Company Proprietary Rights, or the validity of any intellectual property rights registrations made by the Company with respect thereto.  No licenses are hereby granted by the Company.  For the purposes hereof, Company Proprietary Rights shall exclude any intellectual property developed by SenCer Member independent from SenCer Member’s performance of Services under this Agreement (and not jointly with, on behalf of, or for the use or benefit of the Company) that is not, directly or indirectly, related in any way to transportation applications, the transportation industry or any business related thereto.

(v)           SenCer Member agrees that the foregoing assignments of rights include, without the necessity of any further consideration: (i) an assignment (to the extent assignable) of all moral rights and droit moral rights, and any rights similar to them under tort, contract or other theories, in such materials and content, or a waiver (to the extent not assignable, but waivable), by SenCer Member of such rights; (ii) an assignment of all claims, demands and rights of action, both statutory and based upon common law, that SenCer Member has or might have by reason of any infringement of any of such materials, ideas and Company Proprietary Rights prior to, on or after the date of this Agreement, together with the right to prosecute such claims, demands and rights of action in the Company’s own name, and (iii) any income, fees, royalties, damages and payments now or hereafter due and/or payable under and with respect to any materials, ideas and Company Proprietary Rights, including without limitation, the right to recover for past, present or future infringements of such materials, ideas and Company Proprietary Rights or unauthorized use or disclosure of the same.

2.10 Non-Competition Covenants.

(a)           With respect to each Member, for the period commencing on the date such Member (a “Covenanting Member”) becomes a Member of the Company and continuing for three (3) years after such Member ceases to be a Member of the Company:

(i)           None of the Covenanting Member or any of its Affiliates shall, directly or indirectly, enter into, engage, promote, assist (financially or otherwise), or consult with, any business, enterprise or activity which competes, or would compete with the Restricted Business anywhere worldwide; provided, however, with respect to each Covenanting Member, Restricted Business shall not include, (A) any business currently conducted by such Covenanting Member or its Affiliates, or (B) any business of the Company which is not derived directly or indirectly from the SenCer License (as defined below).

(ii)           None of the Covenanting Member or any of its Affiliates shall, directly or indirectly, solicit (or attempt to solicit) any Restricted Business, conduct any Restricted Business with, or render services constituting Restricted Business to, any vendors, clients or prospective clients of the Company, or interfere (or attempt to interfere) with any relationship of the Company with any vendor or client.

(iii)           None of the Covenanting Member or any of its Affiliates shall, directly or indirectly, employ or engage any Person who, at any time within the twelve (12) month period immediately preceding such employment or engagement, was an employee, officer, director, sales representative, agent, vendor or independent contractor of the Company.

(iv)           The Covenanting Member shall, and shall cause all of its Affiliates to, refer all Restricted Business to the Company.

(b)           The Covenanting Member acknowledges that (i) the provisions of this Section 2.10 are fundamental and essential for the protection of the Company’s legitimate business and proprietary interests, and (ii) such provisions are reasonable and appropriate in all respects.  If any of the covenants contained in this Section 2.10 or any part thereof, is held to be unenforceable because of the duration or geographical scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration or scope of such provision, as the case may be, or delete specific words or phrases, and, in its reduced form, such provision shall then be enforceable and shall be enforced.  The Covenanting Member further acknowledges that the provisions of this Section 2.10 and the rights of the Company hereunder, are critical to the Company and, but for such provisions, they would not have entered into this Agreement.

(c)           Notwithstanding the foregoing, nothing contained in this Section 2.10 shall be deemed to preclude the Covenanting Member or its Affiliates from owning less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

(d)           The Covenanting Member acknowledges and agrees that the Company’s remedies at law for any violation or attempted violation of any of the Covenanting Member’s obligations under this Section 2.10 would be inadequate, and agree that in the event of any such violation or attempted violation, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to the Company from time to time.

ARTICLE III - CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions.   The initial Capital Contributions of the Members named in the preamble to this Agreement shall be made as follows:

                       (a)           Start-Up Contribution.  Following the date hereof, GAC Member shall contribute such services and incur such costs and expenses as it shall deem necessary to determine the commercial viability of the Business (the “Start-Up Services”). The Company and the Members hereby acknowledge and agree that the Gross Asset Value of the Start-Up Services is equal to $200,000, inclusive of costs and expenses incurred by GAC Member in connection with the Start-Up Services.

                      (b)           Viability Confirmation Date.  In the event GAC Member becomes satisfied, in its sole and absolute discretion, that the Business is commercially viable, GAC Member shall provide written notice to SenCer Member of such determination.  In such notice, GAC Member shall designate a “Viability Confirmation Date” which date shall not be less than ten (10) days or more than thirty (30) days after the date of such notice.

(i)           On the Viability Confirmation Date and continuing at such times and from time to time thereafter, GAC Member shall make additional Capital Contributions in such amounts and at such times as GAC Member determines, up to an aggregate of $750,000, in cash, to the Company to fund the operations of the Company.

(ii)           On the Viability Confirmation Date, SenCer Member shall have contributed to the Company a perpetual, irrevocable, exclusive, nontransferable (other than as part of a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company, or other transaction or series of transactions constituting a sale of all or substantially all of the Membership Interests in the Company), unlimited, unrestricted, royalty free right and license, with the right to sublicense, to use SenCer Member’s ceramic composite technology for any and all transportation applications using the UltraTemp products including gas sensors, fuel cell stacks and components, heat and gas distribution products, but excluding plastic welding for automotive components, and operational capabilities related thereto (the “SenCer License”), all pursuant to an exclusive license agreement by and between the Company and SenCer Member in the form attached hereto as Exhibit B.  The Company and the Members hereby acknowledge and agree that the Gross Asset Value of the SenCer License shall equal $2,000,000.

3.2 Withdrawal; Return of Capital; Interest.  Except as specifically provided herein, no Member shall be entitled to any distributions from the Company or to withdraw any part of such Member’s Capital Contribution prior to the Company’s dissolution and liquidation, or when such withdrawal of capital is permitted, to demand distribution of property other than money.  No Member shall be entitled to interest on its Capital Contribution.

3.3 Waiver of Appraisal Rights.  Each of the Members hereby agrees that no Member shall have any appraisal rights whether pursuant to the Act or otherwise.

3.4 Obligation to Make Additional Capital Contributions.

(a)           Except as specifically set forth in this Agreement and after no less than $2,000,000 has been contributed to the Company by GAC Member, the Members shall make additional Capital Contributions in such amounts and at such times and from time to time as the Managing Member shall determine.  Upon a determination by the Managing Member that a call for additional Capital Contributions is needed, upon written notice of such capital call by the Managing Member, each Member shall fund to the Company such Member’s pro rata share (based upon such Member’s respective Membership Percentage) of the aggregate amount determined by the Managing Member (the “Capital Call Amount”), which amount shall be due, in cash, on the date the Managing Member determines (the “Funding Date”).

               (b)           If any Member fails to make the full amount of the additional Capital Contribution to the Company required of such Member by the Funding Date (the “Non-Contributing Member”), the other Members (the “Contributing Members”) shall have the right, exercisable within thirty (30) days after the Funding Date, to elect either of the following options:

(i) Upon the approval of the Contributing Members to cause the Company to return to the Contributing Members the full amount of any additional Capital Contribution made to the Company with respect to the relevant Funding Date, and simultaneously therewith causing the return to the Non-Contributing Member of any portion of such additional Capital Contribution which may have been advanced to the Company by the Non-Contributing Member, such refund to be made immediately upon written demand therefor from the Contributing Members; or

(ii) If the Contributing Members shall not have elected to obtain a refund of their additional Capital Contributions in accordance with subsection (i) above, the Contributing Members may, pro rata (based upon the relative Membership Percentages of the Contributing Members electing to make advances under this subsection (ii)), then advance to the Company a sum equal to (but not less than) the difference between the full amount of the additional Capital Contribution which the Non-Contributing Member was required to advance to the Company and the actual amount thereof, if any, so advanced by the Non-Contributing Member (said difference being herein referred to as the “Unfunded Balance”).  If any of the Contributing Members elect to advance an amount equal to the Unfunded Balance to the Company, then such Members shall, concurrently therewith, elect, by notice in writing to the Company and to the Non-Contributing Member, to treat such advance as a loan to the Non-Contributing Member (which loan shall bear interest at a rate equal to the sum of the Contributing Member’s weighted average cost of capital (as reasonably determined by such Contributing Member as of the Funding Date) plus 4%, but not to exceed the highest rate permitted by law, be payable in full upon demand by the Contributing Members, and be secured by the Membership Interest of the Non-Contributing Member), or an additional Capital Contribution to the Company, or any combination of loan and additional Capital Contribution.  If such Contributing Members elects to treat all or part of the additional advance as a loan to the Non-Contributing Member, the Non-Contributing Member shall execute and deliver such documents and instruments evidencing and securing such advance to the Contributing Members, including, but not limited to, a promissory note, security agreement and UCC Financing

Statement, all in form and substance acceptable to the Contributing Members in their sole discretion.  If such Contributing Members elect to treat all or part of the additional advance as an additional Capital Contribution to the Company, then (i) the amount of such advance made by the Contributing Members shall be treated as an additional Capital Contribution to the Company and credited to the Capital Account of each such Contributing Member, and (ii) the Membership Percentages of the Members shall be adjusted, effective as of the date of the additional advance made by the Contributing Members, as follows:

(A) The Membership Percentage of each Contributing Member shall be equal to the percentage determined by dividing (x) the Capital Base (as hereinafter defined) of such Contributing Member plus 100% of any additional Capital Contribution, or part thereof, made by such Contributing Member on behalf of a Non-Contributing Member, by (y) the Total Capital Base (as hereinafter defined).

(B) The Membership Percentage of the Non-Contributing Member shall be an amount equal to 100% less the Membership Percentage of the Contributing Members, as adjusted pursuant to clause (A) above. In the event there is more than one Non-Contributing Member, the Membership Percentage of each Non-Contributing Member shall be equal to 100% less the Membership Percentages of the Contributing Members, as adjusted pursuant to clause (A) above, multiplied by a fraction, the numerator of which is such Non-Contributing Member’s Membership Percentage prior to adjustment as provided herein and the denominator of which is the aggregate Membership Percentages of all Non-Contributing Members.

For purposes hereof, the term “Capital Base” shall mean all Capital Contributions made to the Company by a Contributing Member as of the date of adjustment hereunder, but not including any additional Capital Contribution made by a Contributing Member on behalf of a Non-Contributing Member for which an adjustment to the Members’ Membership Percentages is then being made pursuant to this Section 3.4.  The term “Total Capital Base” shall mean that amount, as of the such date, of all Capital Contributions theretofore made to the Company by all Members, including the additional Capital Contributions made by the Contributing Members on behalf of a Non-Contributing Member for which an adjustment to the Members’ Membership Percentages is then being made pursuant to this Section 3.4.

(c)           For as long as a loan described in this Section 3.4 is outstanding, the Non-Contributing Member hereby directs that all distributions made by the Company, including, without limitation, Tax Distributions, that would otherwise be payable to the Non-Contributing Member, shall be paid directly to the Contributing Members, pro rata, in repayment of such loans until such loans are paid in full.

(d)           The remedies provided above shall be in addition to any other rights and remedies the Company and the Contributing Member may have in the event of the failure of any Member to make an additional Capital Contribution under this Agreement, any other agreement, at law or in equity.  Nothing herein shall be interpreted to excuse a Member from its obligations to make additional Capital Contributions pursuant to the terms of this Agreement.

3.5 Additional Funding; Loans.  In the Managing Member’s discretion, the Company may obtain one or more loans from third party lenders or the Managing Member may elect to make or cause its Affiliates to make one or more loans to the Company, in each case for any purpose as determined by the Managing Member.  Such loans may be secured or unsecured and shall be subject to such terms and conditions as the Managing Member shall determine.  Any loans made by the Managing Member or its Affiliates shall be subject to such agreements, documents and instruments as reasonably required by a Super Majority in Interest; provided, however, in the event of an emergency that, in the good faith determination of the Managing Member, threatens the preservation of the business or operations of the Company or all or any material part of the Company’s assets, then any loan made by the Managing Member or its Affiliates under such circumstances shall be subject to such agreements, documents and instruments as determined by the Managing Member in its sole discretion.

ARTICLE IV- ALLOCATION OF NET INCOME AND NET LOSS; ETC.

4.1 Net Income and Net Loss.

  After giving effect to the special allocations in Section 4.2, Net Income and Net Loss from operations of the Company shall be allocated as follows:

(a)           Net Income.  Net Income shall be allocated among the Members in the following manner:

(i)           First, among the Members to the extent of and in proportion to their cumulative Net Loss, if any, previously allocated to such Members pursuant to Section 4.1(b) and Section 4.1(c), reduced by any prior allocations of Net Income to such Members pursuant to this Section 4.1(a)(i);

(ii)           Second, after giving effect to the allocations made pursuant to Section 4.1(a)(i), to the Members to the extent of and in proportion to their respective Unreturned Capital Contributions until the balances of the Members’ Unreturned Capital Contributions are zero; and

(iii)           Thereafter, to the Members in proportion to their respective Membership Percentages.

(b)           Net Loss.  Net Loss shall be allocated among the Members in the following manner:

(i)           First, to the Members to the extent of and in proportion to their respective Unreturned Capital Contributions until the balances of the Members’ Unreturned Capital Contributions are zero; and

(ii)           Second, to the Members to the extent of and in proportion to their respective positive Capital Account balances, as necessary to cause each Member’s Capital Account balance, determined after adjusting the Members’ Capital Accounts for the allocations made pursuant to Section 4.1(b)(i), to equal zero; and

(iii)           Thereafter, to the Members in proportion to their respective Membership Percentages.

(c)           Limitations on Net Loss Allocation.  Notwithstanding Section 4.1(b), Net Losses allocated to a Member pursuant to Section 4.1(b) shall not exceed the maximum amount of Net Losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any taxable year.  If any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses pursuant to Section 4.1(b), the amount of Net Losses that would be allocated to such Member but for the application of this Section 4.1(c) shall be allocated to the other Members to the extent that such allocations would not cause such other Members to have an Adjusted Capital Account Deficit and allocated among such other Members in proportion to their positive Adjusted Capital Account Balances.  If none of the Members can be allocated Net Losses without such allocation causing such Members to have an Adjusted Capital Account Deficit, such Net Losses shall be allocated as if this Section 4.1(c) were not in effect.  Any allocation of items of income, gain, loss, deduction or credit pursuant to this Section 4.1(c) shall be taken into account in making subsequent allocations pursuant to Sections 4.1(a) or 4.1(b), and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 4.1(a), Section 4.1(b) and this Section 4.1(c) shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 4.1(a) and Section 4.1(b) if such allocations under this Section 4.1(c) had not occurred.

4.2 Special Allocations.

(a) Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, each Member will be specially allocated items of income and gain relating to that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Minimum Gain during such year as determined in accordance with Regulation Section 1.704-2(g)(2).  The items to be allocated will be determined in accordance with Regulation Section 1.704-2(f).

(b) Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4).

(c) Qualified Income Offset.  A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(d) Gross Income Allocations.  Each Member who has an Adjusted Capital Account Deficit at the end of any Fiscal Year will be specially allocated, as quickly as possible, items of gross income and gain in the amount of such deficit.

(e) Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated among the Members in proportion to their respective Membership Percentages.

(f) Member Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i).

(g) Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulation Section 1.704-1(b)(2)(iv)(m).

(h) Interest in Company.  Notwithstanding any other provision of this Agreement, no allocation of Net Income or Net Loss or item of Net Income or Net Loss will be made to a Member if the allocation would not have “economic effect” under Regulation Section 1.704-1(b)(2)(ii).  The Tax Matters Member, upon advice of independent tax counsel to the Company and with the consent of the Managing Member, will have the authority to reallocate any item in accordance with this Section 4.2(h).

(i) Corrective Allocations.  If the Company is required by Sections 4.2(c), (d), (f) and (h) above to make an allocation in a manner less favorable to the Members than is otherwise provided for in this Article IV, the Company shall, upon the advice of the Company’s independent tax counsel that they are so permitted under Section 704(b) of the Code and the Regulations thereunder or other Code provisions, allocate Net Income or Net Loss arising in later Fiscal Years so as to bring the allocations of Net Income or Net Loss to the Members as nearly as possible to the allocations thereof otherwise contemplated by this Article IV as if such allocation were not made.

4.3 Tax Allocations.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in accordance with the “traditional method” set forth in Regulation Section 1.704-3(b)(1).  For purposes of this Section 4.3, contributions of property by a Member shall be aggregated to the extent permitted pursuant to Section 1.704-3(e)(l) of the Regulations.  Any recapture of depreciation pursuant to Sections 1245 or 1250 of the Code shall be allocated to the Members which realized the benefit of the deductions attributable to such recapture.

4.4 Effect on Allocations of New Members or Assignees.  In the event that new Members are admitted to the Company or persons become Assignees on other than the first day of any Fiscal Year, Net Income and Net Loss for such Fiscal Year shall be allocated among the Members and Assignees in accordance with Code section 706, using any convention permitted by law and selected by the Managing Member.

4.5 No Effect on Distributable Cash.  The provisions of this Article IV shall have no relevance whatsoever for purposes of determining each Member’s share of the Company’s Distributable Cash or liquidation proceeds.

ARTICLE V- DISTRIBUTIONS

5.1  Distributions.  Distributable Cash, if any, shall be distributed only in the following order of priority:

(a)           Tax Distributions.  Except as may be prohibited by applicable law, within one hundred twenty (120) days after the close of each Fiscal Year, the Managing Member shall cause the Company to distribute to each Member an amount of cash equal to such Member’s Tax Distribution with respect to such Fiscal Year.

(b)           Remaining Distributable Cash.  After the Managing Member shall have made the distributions set forth in Section 5.1(a), the Managing Member shall, from time to time, distribute any remaining Distributable Cash to the Members at such times and from time to time as the Managing Member determines, as follows:

(i)           to the Members in proportion to the amounts of their respective Unreturned Capital Contributions until the balances of the Members’ Unreturned Capital Contributions are zero; and

(ii)           then, to the Members in proportion to their respective Membership Percentages.

Appropriate credit will be give to the distribution under this Section 5.1(b) for the Member’s Tax Distributions under Section 5.1(a).

5.2  Withholding.  If the Managing Member determines that the Company is required to withhold taxes on behalf of a Member, each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the

Company pursuant to Sections 1441, 1442, 1445 or 1446 or any other applicable sections of the Code.  Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless (a) the Company withholds such payment from a distribution which would otherwise be made to the Member or (b) the Managing Member determines, in his sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member.  Any amounts withheld pursuant to the foregoing clauses (a) or (b) shall be treated, for purposes of this Agreement, as having been distributed to such Member as a Tax Distribution.  Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.2.  In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 5.2 when due, the Managing Member may, in his sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions).  Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at Large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE VI - ACCOUNTING AND ADMINISTRATIVE MATTERS

6.1 Books and Records.  The Company will maintain true, complete and correct books of account of the Company, in accordance with U.S. generally accepted accounting principles or such other methodology, consistently applied, as determined by the Managing Member.  The books of account shall contain particulars of all monies, goods, assets (including but not limited to real, personal, and intangible) or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character.  In addition, the Company shall keep all records required to be kept pursuant to the Act.  A Member shall, upon prior written notice and during normal business hours, have access to the information described in Section 608.4101 of the Act, for the purpose of inspecting or, at the expense of such Member, copying the same.  Any Member reviewing the books and records of the Company pursuant to the preceding sentence shall do so in a manner which does not unduly interfere with the conduct of the business of the Company.

6.2 Reports.  The Company shall prepare, or cause to be prepared, and shall furnish to each Person who was a Member during a Fiscal Year, within one hundred twenty (120) days after the close of such Fiscal Year, (a) Financial Statements for such Fiscal Year and (b) a Schedule K-1 or such other form as shall be necessary to advise all Members relative to their investment in the Company for federal, state, local, provincial, territorial and foreign income tax reporting purposes.

6.3 Tax Matters Partner.  GAC Member shall be the “Tax Matters Partner,” as such term is defined in Section 6231(a)(7) of the Code.

6.4 Tax Elections.  All elections required or permitted to be made by the Company under any applicable tax laws shall be made by the Managing Member.

ARTICLE VII - MANAGEMENT OF COMPANY

7.1 The Managing Member.

(a)           Managing Member.  Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the GAC Member, as the Managing Member. The Managing Member shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and the day-to-day operation of the Company’s business.  Subject to the provisions of Section 7.3 hereof and as expressly provided in this Agreement, the Managing Member shall have the power and authority to take any actions not prohibited under the Act or other applicable law which the Managing Member in its sole discretion determines are proper, advisable or convenient to the discharge of his duties under this Agreement or applicable law to conduct the business and affairs of the Company, including, but not limited to, the power and authority to execute agreements and other documents on behalf of the Company.  Except as expressly provided in this Agreement with respect to those matters specifically reserved to the Members, the Managing Member shall have the right, power and authority to take any and all actions on behalf of the Company.

(b) Delegation of Powers.  The Managing Member may delegate his powers, but not his responsibilities, to the employees or affiliates of any Member or to any other Person.

(c) Officers.  The Managing Member may appoint such officers as the Managing Member, in his sole discretion, deems reasonably necessary to effectuate the purposes and the operation of the Company, which may include, without limitation, a Chief Executive Officer, a President, a Chief Technology Officer, one or more Vice Presidents, a Secretary, an Assistant Secretary and a Treasurer (“Officers”).  Any two of such Officers, other than President and Vice President, and Secretary and Assistant Secretary, may be held by the same Person, but no Officer shall execute, acknowledge or verify any instrument in more than one capacity.  The Officers, subject to the direction and control of the Managing Member, shall do all things and take all actions necessary to run the business of the Company.  Each Officer shall have the duties assigned to him/her by the Managing Member.  Except as determined by the Managing Member, no Officer of the Company shall receive any compensation for services rendered to the Company by such person in such capacity.  Any Officer may be removed at any time, with or without cause, by the Managing Member.  An Officer may resign at any time by delivering notice to the Company, such resignation to be effective when such notice is delivered, unless the notice specifies a later effective date and the Managing Member agrees with such later effective date.  Each Officer shall have the power and authority to execute agreements and other documents on behalf of the Company which have been approved by the Managing Member or the Members pursuant to Section 7.3.

(d) Chief Technology Officer.  The Company shall at all times maintain an Officer position of “Chief Technology Officer.” The Chief Technology Officer shall have authority over all technical product development and product development process matters of the Company, as well as such other duties assigned to him by the Managing Member.  The initial Chief Technology Officer shall be David Burt.

(e) Employees.  The Company may employ such employees as the Managing Member deems reasonably necessary to effectuate the purposes and operation of the Company.  The Company may lease employees from any Member, including the Managing Member, or any other Person.

(f) Marketing and Commercialization Services.  In addition to its duties as Managing Member, so long as GAC Member is the Managing Member, GAC Member shall provide the following services for the benefit of and on behalf of the Company (collectively, the “GAC Special Services”):  (i) GAC Member shall be responsible for marketing and commercializing the Company’s products and (ii) such other services related thereto as agreed to by GAC Member.

7.2 Replacement of the Managing Member.  The Managing Member may resign at any time by giving written notice to the Members (the “Resignation Notice”).  The resignation of the Managing Member shall take effect thirty (30) days after the Resignation Notice is given or at such earlier time as accepted by a Super Majority in Interest; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  If the Managing Member shall die, be adjudged incompetent, refuse to serve, be dissolved, or resign, or if no one is serving as Managing Member for any reason, then a new Managing Member shall be elected by a Super Majority in Interest.  The resignation of the Managing Member shall not affect the Managing Member’s rights as a Member, and shall not constitute the Managing Member’s withdrawal as a Member.

7.3 Actions Requiring Member Approval.  Notwithstanding anything in this Agreement to the contrary, no action shall be taken, sum expended, decision made or obligation incurred with respect to a matter within the scope of any of the major decisions enumerated below (the “Major Decisions”), unless such a Major Decision has been approved by a Super Majority In Interest. The Major Decisions are:

(a) amending, modifying, waiving or repealing any provisions of this Agreement or the Articles of Organization, except as otherwise contemplated in this Agreement or the Articles of Organization;

(b) enter into and consummate a Change of Control Transaction;

(c) issuing any Membership Interest and admitting new Members to the Company, the result of which would reduce any Member’s Membership Percentage by more than five percent (5%);

(d) reorganizing the Company or causing the Company to merge or consolidate with or into another Entity or acquiring another Entity or all or substantially all the assets of another Entity;

(e) except as set forth in Section 10.1(a) hereof, dissolving or liquidating the Company; and

(f) materially modifying, changing or amending any agreement or arrangement which is the subject of the matters referred to in this Section 7.3.

7.4 Member Meetings.  An annual meeting of the Members shall be held, with notice, in June of each year or with notice on such other date selected by the Managing Member, for the purposes of discussing any business that may come before the annual meeting.  The Managing Member may call special meetings of the Members for any reason the Managing Member may deem necessary.  Member meetings shall be chaired by the Managing Member.

7.5 Notice.  Notice of a special meeting shall be given to each Member not less than ten (10) days nor more than sixty (60) days prior to the date designated therein for such meeting.  The notice should state the time and place of the special meeting and the purpose(s) for which such meeting is called, and shall be hand delivered or mailed to each Member, at the address of such Member as it appears on the books of the Company or, if such Member has filed with the Company a written request that notices be mailed to some other address, then to the address designated in such request.

7.6 Quorum and Voting.  Members holding a majority of the Membership Percentages, but not including Membership Percentages of Defaulted Members, shall constitute a quorum if present in person or by proxy.  Except as provided in Section 7.3 hereof or elsewhere in this Agreement, for any act for which the vote of the Membership is taken, the vote of a Super Majority In Interest shall be the act of the Company.  For actions on which the Members will vote, no action may be taken at a meeting of the Members unless a quorum is present.  If a Membership Interest is held in by an Entity, the action, agreement, consent or vote of the Designated Person for such Membership Interest binds such Member for the purposes of this Agreement.

7.7 Proxies.  At any meeting of the Members, a Member may vote by proxy executed in writing by the Member or by his or her duly authorized attorney in fact.  Such proxy shall be filed with the Company before or at the time of the meeting.  Unless otherwise provided therein, a proxy shall not be valid more than three years after the date of its execution, unless the proxy provides for a longer period.

7.8 Waiver of Notice.  Whenever written notice is required to be given to the Member, a written waiver thereof signed by the Member entitled to such notice (whether, in the case of notice of a meeting, the written waiver thereof is signed before or after the meeting) shall be in all respects tantamount to notice.  Attendance of a Member at a meeting of the Member shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objection to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

7.9 Telephonic Meetings.  Any meetings of the Members may be held, or any Member may participate in any meeting of the Members, by use of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and communicate with each other.

7.10 Compensation; Reimbursement of Expenses.  Except as provided in this Agreement or determined by the Members, neither the Managing Member nor any Member shall receive compensation for their services to the Company in such capacity.  The Company shall reimburse the GAC Member for all reasonable costs and expenses incurred by it in or related to the performance of its duties to the Company, including, without limitation, those costs and expenses incurred in the performance of the GAC Special Services and its duties as the Managing Member, but excluding those costs and expenses incurred in connection with the Start-Up Services (for which GAC Member shall receive Capital Account credit under Section 3.1(a) hereof).

7.11 No Authority of Individual Member.  Except as set forth in this Article VII, or otherwise in this Agreement, no Member, acting individually, nor any of their respective Affiliates, has the power or authority to bind the Company, or any other Member or to authorize any action to be taken by the Company, or to act as agent for the Company or any other Member, unless that power or authority has been specifically delegated or authorized by action of the Members.

7.12 Presumption of Assent.  A Member who is present at a meeting of the Members shall be conclusively presumed to have assented to any action taken unless his/her dissent shall be expressed at such meeting and entered in the minutes of the meeting.

7.13 Decision of Members by Written Consent.  Any action to be made by the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Members owning the Membership Percentages otherwise required for taking such action.

7.14 Related Party Transactions.  The Members acknowledge that the Company may engage in transactions with Members or their Affiliates.  With respect to contracts which the Company enters into with an Affiliate of a Member, in the event the non-affiliated Member reasonably determines that the Affiliate has defaulted under the terms of the contract at issue, such non-affiliated Member shall have the right, on behalf of the Company, to declare a default under such contract and to pursue any and all remedies which the Company may have at law or in equity, including all remedies available under the contract, without the consent or approval of the other Member.  The acts of the non-affiliated Member with respect to any of the foregoing shall be deemed to be the acts of the Company.  Notwithstanding the foregoing, no Defaulted Member shall have the any rights otherwise granted to non-affiliated Members herein.

ARTICLE VIII - LIMITATION ON LIABILITY AND INDEMNIFICATION

8.1 Exculpation of Liability.  No Member, including the Managing Member, Officer, or any of their Affiliates, or any officer, director, shareholder, partner, member, manager, principal, employee or agent of the foregoing (each, an “Exculpated Party”), shall be liable, in damages or otherwise, to the Company or to any of the Members for any act or omission by any such Exculpated Party pursuant to the authority granted by this Agreement, unless such act or omission results from fraud, gross negligence, or willful misconduct.  The Company shall indemnify, defend and hold harmless each Exculpated Party from and against any and all claims or liabilities of any nature whatsoever, including reasonable attorneys’ fees, arising out of or in connection with any action taken or omitted by an Exculpated Party pursuant to the authority granted by this Agreement or otherwise, except where attributable to the fraud, gross negligence, or willful misconduct of such Exculpated Party.  Each Exculpated Party shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the manner at issue, and any act or omission of such Exculpated Party pursuant to such advice shall in no event subject such Exculpated Party to liability to the Company or any Member.

8.2 Liability of Exculpated Parties and Members.

(a) In carrying out their respective powers and duties hereunder, each Exculpated Party (as defined in Section 8.1 above) shall exercise its best efforts and shall not be liable to the Company or to any Member for any actions taken or omitted to be taken in good faith and reasonably believed to be in the best interest of the Company or for errors of judgment made in good faith.

(b) A Member who ceases to be a Member shall not be liable for or on account of obligations or liabilities of the Company incurred subsequent to its ceasing to be a Member.

8.3 Indemnification of the Members and Affiliates.  In any pending or completed action, suit, or proceeding to which any Member or any of its Affiliates (which for purposes of this Section shall include in each case the officers, directors, shareholders, partners, members, managers, principals, employees or agents of the foregoing) is or was a party by reason of the fact that such Member or Affiliate (a) is or was a Member or (b) is an Affiliate of a Member, the Company shall hold harmless and indemnify such Member or Affiliate harmless from and against any and all losses, harm, liabilities, damages, costs, and expenses (including, but not limited to, attorneys’ fees, judgments, and amounts paid in settlement) incurred by the Member or Affiliate in connection with such action, suit, or proceeding if the Member or Affiliate determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company, and provided that such Member’s or Affiliate’s conduct does not constitute gross negligence, willful misconduct, or breach of fiduciary duty to the Members or the Company.

8.4 Advancement of Legal Costs and Expenses.  The Company shall advance Company funds to a Member or its Affiliates for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and (c) the Member or its  Affiliate undertakes to repay the advanced funds, together with interest at the rate of prime plus 1%, to the Company in cases in which the Member or such Affiliate are not entitled to indemnification under this Article.

8.5 Provisions Not Exclusive.  The exculpation of liability and indemnification provided by this Article shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Members or otherwise.

8.6 Insurance.  The Company may purchase insurance to insure against the liabilities contemplated by this Article VIII.

ARTICLE IX - TRANSFER OF MEMBERSHIP INTERESTS; PURCHASE OPTION UPON DEATH, BANKRUPTCY

9.1 Transfer; First Right of Refusal.

(a)           Each Member agrees that such Member will not Transfer all or any portion of its Membership Interest, except in connection with, and strictly in compliance with the conditions of, any of the following:

(i)           Controlled Affiliates.  Any Member may Transfer its Membership Interest to any Affiliate of such Member; provided that such Affiliate is capable of performing the Services and David Burt remains in a position to directly and actively participate in the provision of the Services, including, without limitation, undertaking a supervisory role with respect to such Services.

(ii)           With Member Approval.  Any Member may Transfer its Membership Interest with the affirmative vote of such Members holding at least fifty-one percent (51%) of the Membership Percentages, not including any Defaulted Members.

As used in this Article, the term “Transfer” shall mean and include a Transfer of all or any portion of any holder of any ownership, voting, or beneficial interest in a Member such that this Article shall apply to any disposition, alienation or encumbrance of any capital stock or other equity, voting or other beneficial interest in a Member.  Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Agreement shall be null and void and shall not result in a transfer of any interest in the Company. Any transferees of a Transfer permitted under this Section 9.1(a) shall be admitted as Members of the Company provided they comply with the requirements set forth in Section 9.2 below.

(b)           (i)           At any time after the fifth anniversary of the date hereof, notwithstanding the foregoing and in the event subsections 9.1(a)(i)-(ii) do not apply, if a Member (the “Selling Party”) receives a bona fide written offer to purchase all, but not less than all, of such Member’s Membership Interest in the Company (“Third Party Offer”), and such

Selling Party desires to sell all, but not less than all, of such Member’s Membership Interest in the Company, the Selling Party may, subject to the provisions of this Article IX, sell all, but not less than all of the Membership Interest, but only after compliance with the terms and conditions set forth in the following paragraph.

(ii)           If a Selling Party desires to accept a Third Party Offer, the Selling Party shall first give written notice to the other Members stating that the Selling Party desires to sell all of its Membership Interest in the Company (the “Offered Interest”) for the price and pursuant to the terms of the Third Party Offer, a full description of which shall be attached to the notice.  The other Members shall have the option to purchase in proportion to their relative Membership Percentages, all, but not less than all of the Offered Interest at a purchase price equal to the price contained in the Third Party Offer and otherwise in accordance with terms substantially equivalent to those terms set forth in the Third Party Offer, such option to be exercised by delivery of written notice of acceptance to the Selling Party within twenty (20) Business Days from the other Members receipt of the notice and description of the Third Party Offer.  If, at the expiration of the twenty (20) Business Day period, the other Members have not exercised its option to purchase all of the Offered Interest, then the Selling Party shall be free to sell the Offered Interest to the Person named in the Third Party Offer provided that such sale is on the same terms and conditions as set forth in the Third Party Offer and such sale is consummated within ninety (90) days following the giving of notice of the Third Party Offer to the other Members.  In the event the sale is to be consummated on terms other than as set forth in the Third Party Offer, such terms shall be deemed to be a new Third Party Offer which must be offered to the other Members in accordance with this paragraph.

9.2 Transferees As Substitute Members; New Members.  Notwithstanding any Transfer which may be permitted in accordance with the provisions of this Article IX, no Person, not then a Member, to whom a Membership Interest shall be Transferred in accordance with the provisions of this Article IX or other than in accordance with this Article IX shall be admitted as a substituted Member unless (a) such transferee shall agree in writing to be subject to the terms hereof and shall become a substituted Member hereunder, and (b) such transferee and the transferor otherwise complies with any other requirements imposed by the Members (other than the transferor).  All reasonable costs and expenses incurred by the Company in connection with any Transfer, and, if applicable, the admission of a Person as a substituted Member, shall be paid by the transferor.  In the event a transferee of a Membership Interest is not admitted as a substituted Member, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a Member hereunder and shall bear losses in the same manner as its predecessor in interest, and the transferor of such interest shall thereafter be considered to have no further rights or interest in the Company with respect to the interest Transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest.  Additionally, the transferor shall be deemed to be a Defaulted Member.  Upon admission of a transferee as a substituted Member, the transferor shall withdraw from the Company, and be relieved of any corresponding obligations, to the extent of its Transferred Membership Interest.

9.3 Terms of Admission of New Members; Creation of Preferred or Special Interests.  Except as otherwise set forth in this Article IX, the Managing Member, subject to the rights of the Members pursuant to Section 7.3, shall have the right to admit new Members in exchange for property, cash or services, and the Managing Member shall determine the amount and nature of contribution by new Members admitted on such terms as the Managing Member may determine.  The Members may create series or classes or groups of Members (including existing Members) having such relative rights, powers and duties as the Members may from time to time establish.  The Managing Member may amend Exhibit A hereto to reflect changes in Membership Percentages resulting from the issuance of Membership Interests in exchange for any such property, cash or services or resulting from the redemption of Membership Interests.

9.4 Transfers by Operation of Law; Purchase Option.  If a Member (i) dies, (ii) becomes incapacitated, (iii) becomes a Bankrupt Member, or (iv) is subject to a transfer of its Membership Interest by operation of law, then the Company or its assignee shall have the right to elect to purchase the Membership Interest which is then owned by the Member in the manner set forth in Section 9.4(a) hereof.  If the Company fails to purchase any or all of such Membership Interest, the remaining Member or Members (the “Remaining Members”) may elect to purchase such remaining Membership Interest in the manner set forth in Section 9.4(b) hereof.  Failure of the Company and the Members of the Company to elect to purchase the Membership Interest under this Section 9.4 shall not affect the right of any of them to purchase the same Membership Interest under Section 9.1 of this Agreement in the event of a proposed sale, assignment, transfer or other disposition by or to any receiver, petitioner, assignee, transferee or other person obtaining an interest in the Membership Interest.

(a) Upon the Company’s receipt of written notice of the occurrence of an event described in Section 9.4 of this Agreement (the “Section 9.4 Notice”), the Company or its assignee shall have the exclusive right and option to purchase all of such Membership Interest which is then owned by the Member at the purchase price equal to the amount of the subject Member’s positive Capital Account balance (to the extent above zero) by delivering written notice to such Member or such Member’s legal representative within thirty (30) days after receipt of the Section 9.4 Notice.  The Section 9.4 Notice shall be delivered to the Company and all of the Members within thirty (30) days after the occurrence of an event described in Section 9.4 of this Agreement by the Member or such Member’s legal representative.

(b) If the Company fails to exercise its purchase option within the thirty (30) day period provided in Section 9.4(a) of this Agreement, the Remaining Members may elect to purchase such remaining Membership Interest at the purchase price equal to the amount of the subject Member’s positive Capital Account balance (to the extent above zero) by delivering written notice to the subject Member or such Member’s legal representative not later than thirty (30) days after the expiration of the thirty (30) day period described in Section 9.4(a) of this Agreement. Unless otherwise agreed between or among the electing Members, the purchase by the electing Members shall be pro rata to and in proportion with their Membership Interests; provided, if one or more of the other Members elect not to purchase any portion of such Membership Interest, the remaining electing Members may purchase such Membership Interest without the consent of any non-purchasing Members, pro rata between or among them or in such other manner as they may agree.

(c) The subject Member (or its legal representative) whose entire Membership Interest is to be purchased and succeeded to by the Company and/or the Remaining Members pursuant to this Section 9.4 shall, within ten (10) days after receipt of notice from the Company or the Remaining Members of their intent to purchase the entire Membership Interest of the subject Member, execute and deliver such deeds, bills of sale and other instruments as shall reasonably be requested by the Company or such Remaining Members, as the case may be, to effect the conveyance and transfer of the entire Membership Interest of such subject Member, and shall, to the extent requested by the Company or such Remaining Members, as the case may be, cooperate to effect a smooth and efficient continuation of the Company affairs.  If the subject Member (or its legal representative) disputes the right of the Company or the Remaining Members, as the case may be, to purchase and succeed to the subject Member’s entire Membership Interest, such subject Member (or its legal representative) shall nevertheless execute instruments and cooperate with the Company and the Remaining Members pursuant to the immediately preceding sentence, without, however, being deemed to have waived his or its rights to damages if the Company or the Remaining Members shall have purchased and succeeded to the Membership Interest of the subject Member under this Section 9.4 without having the right to do so.

(d) Upon compliance by the subject Member (or its legal representative) with the provisions of the immediately preceding subsections of this Section 9.4, the Company or the Remaining Members succeeding to the entire Membership Interest of the subject Member shall pay to such Member (or its legal representative) the purchase price therefor within ninety (90) days thereafter.

9.5 Purchase Option of Defaulted Interest.

(a)           Breach. In addition to other remedies provided herein and by law, in the event a Member commits a Default, then the Membership Interest of such Member shall be a “defaulted interest” and such Member shall be deemed a “Defaulted Member” hereunder, such Defaulted Member shall have no right to vote with respect to any Company matter, including, without limitation, Major Decisions, and such Member’s Membership Interest shall become subject of a purchase option in favor of the Company pursuant to Section 9.5(b) hereof.  For the purposes hereof, a “Default” shall mean, in addition to the meaning set forth in Section 2.9(a) hereof, a Member’s failure to comply with, or violation of, any material provision of this Agreement that is not susceptible to cure or where such failure or violation is susceptible to cure and continues for (i) a period of thirty (30) days after notice of such failure or violation is given to the defaulting Member, or (ii) if such failure or violation is not reasonable susceptible to being cured within such period, then such longer period (not to exceed an aggregate cure period of sixty (60) days) as may be reasonable necessary to cure such failure or violation, provided the defaulting Member at all times diligently pursues such cure.

(b)           Purchase Option.  If a Member becomes a Defaulted Member pursuant to this Agreement for any reason, then, in addition to other remedies provided herein and by law, the Company or its assignee shall have the right to elect to purchase the Membership Interest which is then owned by the Defaulted Member in the manner set forth in Section 9.5 hereof.  Failure of the Company to elect to purchase the Membership Interest under this Section 9.5 shall not affect any other rights available to it pursuant this Agreement or by law.

(i)           Once a Member becomes a Defaulted Member, the Company or its assignee shall have the exclusive right and option to purchase all of such Membership Interest which is then owned by the Defaulted Member at the purchase price determined in accordance with Section 9.5(b)(iii) of this Agreement by delivering written notice to such Defaulted Member (the “Section 9.5 Notice”).

(ii)           The Defaulted Member whose entire Membership Interest is to be purchased and succeeded to by the Company pursuant to this Section 9.5 shall, within ten (10) days after receipt of notice from the Company of its intent to purchase the entire Membership Interest of the Defaulted Member, execute and deliver such deeds, bills of sale and other instruments as shall reasonably be requested by the Company to effect the conveyance and transfer of the entire Membership Interest of such Defaulted Member, and shall, to the extent requested by the Company, cooperate to effect a smooth and efficient continuation of the Company affairs.  If the Defaulted Member disputes the right of the Company to purchase and succeed to the Defaulted Member’s entire Membership Interest, such Defaulted Member (or its legal representative) shall nevertheless execute instruments and cooperate with the Company pursuant to the immediately preceding sentence, without, however, being deemed to have waived his or its rights to damages if the Company shall have purchased and succeeded to the Membership Interest of the Defaulted Member under this Section 9.5 without having the right to do so.

(iii)           Upon compliance by the Defaulted Member with the provisions of the immediately preceding subsections of this Section 9.5, the Company shall pay to such Defaulted Member an amount equal to $10.00 per each whole Membership Percentage (for example, if the Defaulted Member had a Membership Interest having a 49.5% Membership Percentage, the purchase price for such Membership Interest would be $490.00.  The Company may deduct from such purchase price its costs and expenses incurred in exercising its purchase option pursuant to this Section 9.5.  In addition, the Company shall have the right to offset any amounts owed to it by the SenCer Member against such purchase price.

9.6  Certificates; Legend on Membership Interest Certificates.  The Company has the option to issue certificates or instruments representing the Members’ Membership Interests.  If the Company determines to issue such certificates, such certificates shall be endorsed conspicuously on the face thereof with the following legend:

“The Membership Interest represented by this certificate is subject to a certain Operating Agreement, as the same may be amended and/or restated from time to time, by and among the Members of the Company, a copy of which Operating Agreement is available for inspection at the offices of the Company or may be available upon request.”

              9.7  Repayment of Outstanding Loans of Members.  Notwithstanding any other provision of this Article IX, no Member may dispose of its Membership Interest to a third party, and neither the Company nor any Member may elect to purchase the Membership Interest of another Member, unless such Member or the Company agrees to pay, in cash at the time of closing of such transaction, any and all outstanding loans, debts, and obligations owed by the Company to every other Member.

9.8  Drag Along Rights.  To the extent a Member has voting rights with respect to a Change of Control Transaction, by applicable law or otherwise, each Member shall vote all of their Membership Interests in favor of and raise no objection against a Change of Control Transaction approved by a Super Majority In Interest, and, if applicable, each Member shall sell all of their Membership Interests to the proposed purchaser on the same terms as approved by the Super Majority In Interest.  Each Member will take all action necessary and desirable in connection with the consummation of such Change of Control Transaction, including, without limitation, the waiver of all appraisal or dissenters rights available to any such Member under applicable law (to the extent permitted by applicable law).

ARTICLE X - DISSOLUTION AND TERMINATION

               10.1 Dissolution.  The Company shall continue in effect until dissolved upon the first to occur of the following:

(a) on January 15, 2009, if the Viability Confirmation Date has not occurred by such date unless the Managing Member elects to continue the existence of the Company; if the Viability Confirmation Date has occurred by such date or if the Managing Member elected to continue the existence of the Company notwithstanding the Viability Confirmation Date not occurring by such date, the Company shall continue in effect until required to be dissolved upon the events set forth below.

(b) the affirmative vote of a Super Majority In Interest;

(c) the entry of a decree of judicial dissolution of the Company under Section 608.441(2) of the Act or such other event requiring dissolution under the Act; or

(d) sale or other disposition of all or substantially all of the Company’s assets, unless the Managing Member elects to continue the existence of the Company.

10.2 Accounting.  Upon the dissolution of the Company, a proper accounting shall be made of the assets and liabilities of the Company and the Capital Account of each Member as of the date of dissolution and of the items of Net Income and Net Loss from the date of the last previous accounting to the date of dissolution.  The Liquidating Trustee shall cause Financial Statements presenting such accounting to be prepared and certified.

10.3 Liquidating Trustee.

(a) Upon the dissolution of the Company, the affairs of the Company shall be wound up and terminated and the Members shall continue to share Net Income, Net Loss, Distributable Cash and other items of the Company during the winding-up period in accordance with the provisions of Articles IV and V hereof.  The winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes.  The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Company assets.  The Liquidating Trustee shall be the Managing Member, unless the Managing Member has appointed another Person as Liquidating Trustee.

              (b) Upon the completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Company.

              (c) The Liquidating Trustee shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for:

(i) matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement; or

(ii) fraud, willful misconduct, self-dealing or criminal activity.

10.4 Liquidating Distribution.  In the event of the dissolution of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a) first, to the payment and discharge of all the debts and liabilities in the order of priority as provided by the Act;

(b) second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

(c) third, to the Members in proportion to their positive Capital Accounts after giving effect to the allocations set forth in Article IV hereof, treating any distribution of property as a sale thereof at fair market value.

Such distributions shall be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Company in which the liquidation of the Company occurs and (ii) 90 days after such liquidation.  If the Liquidating Trustee, in its discretion, determines that the distributions will not be timely made, it may distribute all of the assets and liabilities of the Company in trust with the Liquidating Trustee, or such other Person as may be selected by the Liquidating Trustee acting as trustee; the purpose of the trust is to allow the Company to comply with the timing requirements under Regulation Section 1.704-1(b).  The trustees of said trust shall distribute the former Company assets (however constituted, enhanced or otherwise) as promptly as such trustee deems proper and in the same manner as directed in this Section (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder.  The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

10.5 Distributions in Kind.  Company property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article.

ARTICLE XI- MISCELLANEOUS

11.1 Appointment of Attorney in Fact.  Each of the Members constitutes and appoints the Managing Member as its true and lawful attorney to make, execute, sign, swear to, acknowledge and file in his name, place and stead:

(a) the Articles of Organization;

(b) any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Florida or any other jurisdiction;

(c) any and all amendments or modifications of this Agreement and/or the instruments described in subparagraphs (a) and (b) of this Section 11.1 permitted by this Agreement, including specifically, but without limitation, amendments reflecting the admission of substituted or additional Members pursuant to Article IX (provided that this power shall not entitle the Managing Member to approve of any amendment of this Agreement on behalf of any Member);

(d) all documents and instruments which may be required to effectuate the dissolution and termination of the Company and cancellation of its Articles of Organization, as from time to time amended; and

(e) such other document or documents or instrument or instruments relating to the Company and in keeping with its stated purpose as may be required under the laws of any state or of the United States or of any other jurisdiction.

This power is coupled with an interest, shall survive and not be affected by the subsequent disability, death, dissolution or incapacity of any Member, and shall be irrevocable unless the attorney-in-fact files a petition in bankruptcy or is dissolved and in any such event this power with respect to the Managing Member shall be automatically revoked.

11.2 Amendment.  This Agreement may be modified or amended only by the written approval of a Super Majority In Interest; provided, that, subject to Section 9.3 hereof, the Managing Member may amend and supplement this Agreement and Exhibit A to reflect the creation of separate series or classes, changes in Members, Membership Percentages and value of Company assets made in accordance with the provisions of this Agreement, including amendments contemplated by Section 9.3 hereof, without such approval of the Members; and provided further that the approval of all Members, including Defaulted Members, shall be required to amend this Section 11.2, and the approval of any Member, including a Defaulted Member, shall be required for any amendment which would increase its obligations under this Agreement.

11.3 Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

11.4 Notices.  All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, or (b) delivery, signed receipt required, via nationally recognized overnight delivery service, the cost and expense of such delivery to be borne by the sending party.  All notices shall be addressed to the recipient at the address set forth on Exhibit A hereto unless such address is subsequently changed by such recipient in accordance with the following procedure.  Any Member may designate another address (or change its address) for notices hereunder by delivery of a written notice to the Managing Member in accordance with the provisions of this Section 11.4.  Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received, and, in the case of electronic communications, only on the date the sending party receives acknowledgment of receipt of such notice.

11.5 Confidentiality.  The Members acknowledge that each has furnished or provided access to information and shall be furnishing or providing access to information to the other Member, and that such information is confidential (the “Confidential Information”). Each Member agrees to maintain (and to cause its Affiliates to maintain) the confidentiality of the Confidential Information. The Confidential Information shall only be used by the Members in connection with Company business.  Further, each Member agrees to transmit the Confidential Information only to such of its Affiliates and representatives who need to know the Confidential Information for the sole purpose of assisting such Member in connection with Company business.  If, pursuant to a court or other legal order, a Member is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information supplied to such Member, or its Affiliates or representatives, it is agreed that such Member will provide the other Member with prompt written notice of such request or requirement so that the other Member may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement; but it is understood that such Member will be obligated to and may comply with requirements of the law.  The Members recognize and acknowledge the competitive value and confidential nature of the Confidential Information and the irreparable damage that could result if information contained therein is disclosed to any third party.  Accordingly, and in view of the nature of the Confidential Information, each Party agrees that any unauthorized disclosure of Confidential Information or other violation, or threatened violation, of this Section 11.5 would cause irreparable damage to the other Members, and that, therefore, each Member shall be entitled to an injunction prohibiting the other Member or its Affiliates or representatives from any such disclosure, attempted disclosure, violation, or threatened violation of this Section 11.5 as its sole remedy. The Members’ respective obligations under this Section 11.5 shall continue after the dissolution of the Company.  The Members acknowledge that, in order to comply with applicable requirements of federal securities laws, GAC Member shall be required to publicly file and disclose the existence of this Agreement and the exhibits hereto and the terms and conditions hereof, and the Members hereby consent to such disclosure.

11.6 Governing Law and Venue.  This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.  The venue for any suit or proceeding brought as a result of this Agreement shall be the appropriate federal or state court in Orange County, Florida.

11.7 Captions.  All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

11.8 Pronouns.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

11.9 Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

11.10 Extension not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgences granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company or of the obligations of the Member to whom such extension or indulgence is granted.

11.11 Severability.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

11.12 Entire Agreement.  This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein.

11.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

11.14 No Third Party Beneficiary.  The provisions of this Agreement shall be solely for the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this ____ day of July, 2008, effective as of the 15th day of July, 2008.

GENERAL AUTOMOTIVE COMPANY, a
Nevada corporation

By: /s/Joe DeFrancisci
Joe DeFrancisci
Chief Executive Officer

SENCER INC., a New York corporation

By: /s/David Burt
David Burt
President

EXHIBIT A

OPERATING AGREEMENT

OF

GENERAL AUTOMOTIVE ADVANCED TECHNOLOGY GROUP, LLC

NAME AND ADDRESS OF MEMBER	MEMBERSHIP PERCENTAGE

General Automotive Company 5422 Carrier Drive, Suite 309 Orlando, Florida 32819 Attention: Joe DeFrancisci	50%

SenCer Inc. 1 Keuka Business Park Penn Yan, New York 14527 Attention: David Burt	50%

EXHIBIT B

OPERATING AGREEMENT

OF

GENERAL AUTOMOTIVE ADVANCED TECHNOLOGY GROUP, LLC

FORM OF TECHNOLOGY LICENSE AGREEMENT